Exhibit 14

Business Ethics Code of Conduct At ATK, "Do Right" is more than a slogan — it's a way of life. We are firmly committed to conducting our operations ethically and in compliance with all the laws and regulations that govern our business.

Table of Contents Our commitment to business ethics and conduct 1 The 12 ATK standards of business ethics and conduct 1. Leadership commitment 2 2. Legal and ethical compliance 2 3. Financial transactions 3 4. Safe and healthy work environment 4 5. International business 5 6. Conflict of interest  6 7. Gifts and gratuities 7 8. Protect company and customer assets 7 9. Political contributions 8 10. Protect proprietary and classified information 8 11. Workplace respect and behavior 9 12. Reporting violations and no retaliation 10 Employee and manager responsibilities 11 Our values 12 Where to go for help 13

1 ATK Commitmentto Ethics and Compliance Dear ATK Employee, I am proud to work for a company that holds itself to the highest ethical standards. ATK has a reputation for trust, integrity, and accountability among key stakeholders—employees, contractors, agents, customers, and shareholders—and we use the ATK Business Ethics Code of Conduct to outline and reinforce our commitment to ethical behavior at every level. Each and every employee must read, understand, and abide by our Code of Conduct. The ATK Code of Conduct is a foundational building block of our company; no document is more important to your career or ATK’s ongoing business than our Code of Conduct. You can pick up a newspaper on any given week and read about an individual’s career shattered by unethical behavior, or a company’s business put at risk by the unethical conduct of its employees. We simply cannot allow our company – or your career – to be put at such risk. ATK’s management team must not only abide by our Code of Conduct, they must foster a culture of ethics with our employees. If you are a leader, make time in your staff meetings to reinforce ATK’s Code of Conduct. But let me be clear, it isn’t just management that has this responsibility. Every employee is responsible to ensure that our company conducts business in an ethical manner. If you witness what you think is unethical behavior, report it promptly to your manager, or contact the Ethics Helpline at 800-345-8594 or online at www.atkethics.com. If you’re unsure about the ethics of a situation, stop and contact your manager, onsite Human Resources representative, ethics committee representative, or legal department for guidance. We are working hard to create a culture of success in everything we do at ATK. Your support of our Code of Conduct and ATK values is critically important to this effort. Thanks for all you do. Let’s continue making a great company even better. Mark W. DeYoung President and Chief Executive Officer “Every employee is responsible to ensure that our company conducts business in an ethical manner”

2 ATK's 12 standards of ethical conduct serve as the foundation for how we conduct business, make decisions,and treat each other 1. Leadership commi tment Our leadership has an uncompromising commitment to measure themselves with the highest standards of personal integrity. Expected to lead by example, ATK leaders must model appropriate behavior for employees and encourage them to freely raise any integrity questions or concerns, without fear of retaliation. Our company responds to compliance problems and takes appropriate, corrective action. 2. Legal and ethical compliance Our company obeys all laws that apply to our business conduct. We will not do anything to compromise our commitment to conduct business with integrity and the highest ethical standards. We comply with all laws — including those regulating securities, government contracts, export and import, environmental protection, antitrust, and financial accounting and reporting. As an employee, you are expected to know and abide by the laws, rules, regulations, and compliance policies that apply to your job and responsibilities. If in doubt, you should speak with your supervisor, a member of your local Ethics Committee, or ATK legal counsel. We must: > Know and follow all applicable laws and regulations. > Seek help when in doubt. > Understand the rules that apply to our jobs. > Tell the truth and act with integrity. “Relativity applies to physics, not ethics.” — Albert Einstein “In civilized life, law floats in a sea of ethics.” — Earl Warren

3 3. Financial transactions We provide full, fair, accurate, timely, and understandable information to stockholders. This includes details contained in our filings with, and submissions to, the U.S. Securities and Exchange Commission and in other public communications. Our company follows established accounting policies, records all business transactions accurately, and maintains accurate, complete, and timely financial records. Proper authorization must be obtained before incurring, paying, or transferring ATK funds and assets. Forecasts and assessments provided to management must be done in a candid and timely manner. ATK employees who are required to record and report their time must do so accurately and in compliance with time-reporting rules. Cost charging, including expense reports and material charges, must be accurate. We may not engage in insider trading or tipping. All proposals submitted to the government will comply with the Federal Acquisition Regulations (FAR), Cost Accounting Standards (CAS), and the proposed contract requirements where cost and pricing data are required. Such data will be accurate, complete, and current as of the date of the final agreement on price. We must: > Record business transactions accurately and completely. > Charge all costs to the right accounts. > Accurately record time worked. > Know and follow ATK accounting policies and practices. > Obtain proper authorization before making payments or transferring assets. > Refrain from insider trading and tipping. > Provide proposal data that is current, accurate, and complete. “The right thing to do never requires any subterfuge, it is always simple and direct.” — Calvin Coolidge Insider trading — It is against the law to buy, sell, or trade company stock or other company securities while you are aware of material, nonpublic information about or involving the company. Tipping — You may not reveal material, non-public information concerning the company to any person for trading purposes nor recommend the purchase or sale of company securities to others based on material, non-public information.

4 4. Safe and healthy work environment We are committed to providing a safe, healthy, drug-free workplace and conducting environmentally responsible operating practices. We must comply with applicable environmental, health, and safety requirements. We meet those requirements by following ATK operating procedures. We must work without being impaired by alcohol or other drugs for our own safety, as well as the safety of our co-workers. Our company complies with environmental laws and regulations and works to reduce waste and prevent pollution. We must: > Follow applicable ATK operating procedures. > Know our responsibilities for protecting our health and environment. > Keep a caring, careful eye out for co-workers and speak up if co-workers are about to do something unsafe. > Immediately report unsafe situations, and anything that may affect ATK’s responsibility to the environment, to our supervisor or local safety office. “Never do anything against conscience, even if the state demands it.” — Albert Einstein We are committed to providing a drug-free, safe, and healthy work environment.

5 5. International business Those who are involved in foreign business transactions must be familiar with, and comply with, all applicable laws — foreign and domestic. These laws include prohibitions against bribes and restrictions on export/import of products and technical data. ATK does not participate in restrictive trade practices or boycotts prohibited by the United States. We may only offer, give, or receive gifts, favors, and entertainment when they comply with applicable laws and ATK policies. We must: > Know the laws and company policies applicable to our international business participation. > Consult your supervisor, International Business Development representative, or ATK legal counsel before negotiating any foreign transaction. > Not cooperate with restrictive trade practices or boycotts prohibited by the United States or local laws. > Comply with export/import requirements — they are critical to our business and national security. “There is no such thing as a minor lapse of integrity.” — Tom Peters The Foreign Corrupt Practices Act (FCPA) is a U.S. law prohibiting giving, offering, or promising anything of value to foreign officials or foreign political parties, officials, or candidates for the purpose of influencing them to misuse their official capacity to obtain, keep, or direct business or gain an improper advantage. The FCPA also prohibits knowingly falsifying a company’s books and records or knowingly circumventing or failing to implement accounting controls.

6 6. Conflict of interest A conflict of interest exists any time we face a conflict between what is in our personal interest and the interests of ATK. When a conflict of interest arises, it can make others question our integrity. It is important that we act in ATK’s best interests and act carefully to avoid even the appearance of acting inappropriately. We must: > Avoid situations that conflict or appear to conflict with our job responsibilities or ATK’s interests. > Obtain approval before accepting any position as an officer or director of an outside organization. > Disclose to our supervisor and ATK legal counsel any outside activities, financial interests, or relationships including family members that may present a conflict of interest or the appearance of a conflict for review and approval. > Avoid taking corporate opportunities for ourselves and competing with our company. “Ethics is a code of values which guide our choices and actions and determine the purpose and course of our lives.” — Ayn Rand Ethics red flags Stop and think if you hear: > “Well, maybe just this once.” > “No one else will ever know.” > “It doesn’t matter how it gets done — just get it done.” > “It sounds too good to be true.” > “Everyone’s doing it.” > “Shred that document.” > “We can hide it.” > “No one will get hurt.” > “What’s in it for me?” > “This information will destroy the competition.” > “Remember, this conversation/meeting didn’t happen.” > “I had no choice. My boss told me to do it.” Contact your supervisor, local Ethics Committee, or Ethics Helpline if you have any ethical questions or concerns.

7 7. Gifts and gratuities Gifts, favors, or entertainment may only be offered, given, or received when it is a lawful, recognized, and customary courtesy intended to create goodwill with customers, suppliers, or service providers in the commercial marketplace. We may never offer, give, or receive anything of value to influence a government public official, supplier, or service provider; a business transaction; or to obtain an unfair or improper advantage. The laws that apply to federal, state, local, and foreign government agencies and employees are much stricter than those that apply to the commercial marketplace. Generally, we are only permitted to offer or give courtesies of very little value – such as soft drinks or coffee – to employees of government entities, suppliers, or service providers. We are expected to know the standards applicable to ATK business dealings and are expected to avoid the appearance of improper conduct and exercise good judgment in dealing with ATK’s customers. We must: > Not offer or accept gifts or favors to obtain a business advantage or if it could appear improper or cause embarrassment to ATK. > Only offer courtesies of little value, such as coffee and soft drinks. > Know the standards of conduct that apply to our customers and know about customary practice in the industry. > Give and accept only modest, business-related gifts and entertainment, such as promotional items and meals with customers who are not government employees, if consistent with standard business courtesy and common industry practice. 8. Protect company and customer assets Proper use of company and customer assets is critical to ATK’s bottom line. We must use and maintain these assets with care and respect and must not take actions affecting them without proper authorization. We must protect company property, including cash, information, equipment, tools, electronic files, and trademarks, and use them for the company’s benefit. We often use customer and supplier assets in the course of our business, which must be used in accordance with their instructions. Personal use of company assets is not authorized except on an occasional, non-interference basis which does not cause expenditures of company resources. We must: > Take responsibility for protecting ATK’s assets. > Obtain proper authorization before moving assets. > Comply with supplier and customer instructions. “Always do right — this will gratify some and astonish the rest.” — Mark Twain “A man without ethics is a wild beast loosed upon this world.” — Manly Hall

9. Political contributions We encourage you to become involved in civic affairs and to participate in the political process. Any involvement or participation is on an individual basis and on your own time and expense. ATK is subject to strict laws governing political contributions to candidates for political office. We must: > Obtain approval from the Senior Vice President, Washington Operations for direct/indirect contributions of ATK-paid time or assets. Protect proprietary and classified information We must protect ATK proprietary information, as well as information proprietary to other parties, including government classified information. ATK proprietary information is a valuable company asset and is our responsibility to protect and use for proper purposes. In the course of normal business activities, suppliers, customers, and competitors provide ATK with information proprietary to their business. We must protect and properly use this information. Strict laws require us to protect and not misuse classified information. We are expected to know and comply with the standards governing the protection of classified information and may never disclose proprietary or classified information to anyone without proper authorization. We must: > Keep proprietary and classified information safe and secure (printed and electronic documents). > Obtain all information legally. > Avoid disclosing proprietary or classified information without proper authorization. > Know and follow applicable legal and contractual requirements. 8 “We do not act rightly because we have virtue or excellence, but rather we have those because we have acted rightly.” — Aristotle “Do all the good you can, by all the means you can, in all the ways you can, in all the places you can, at all the times you can, to all the people you can, as long as ever you can.” — John Wesley 10.

9 11. Workplace respect and behavior We are committed to fair employment practices and a working environment that encourages respect, honesty, and integrity. Our language and conduct should always be respectful of others. We do not tolerate harassment, offensive behavior, or discrimination. Be sensitive to how others may perceive your actions. Just because someone does not complain does not mean they do not object to your behavior. Threats of physical violence should be immediately reported to Security. ATK strictly prohibits possession of firearms and weapons on company premises unless specifically authorized. We must: > Be respectful of others. > Seek to understand and appreciate the diverse ideas, experiences, and characteristics that each person brings to ATK. > Immediately report threats of physical violence. > Provide and maintain a work environment free of harassment and discrimination. > Avoid bringing weapons on ATK premises unless authorized by location management. “Do your duty in all things. You cannot do more, you should never wish to do less.” — General Robert E. Lee A respectful workplace is a place of mutual respect for all employees, where no one feels harassed or scared. If in doubt, ask yourself: > Are my actions: – Legal? – Fair and honest? – Able to stand the test of time? – Something I’ll feel good about afterwards? – An embarrassment to ATK if published in the newspaper? > Will I sleep soundly tonight? > What would I tell my child to do in this situation or how would I tell my children if they found out I did this? > Is this the right thing to do? > How would I feel if my family, friends, and neighbors knew what I was doing? > If it would not help me close this deal would I still do this? If you’re not sure what to do, ask — and keep asking until you’re certain you are doing right.

10 12. Reporting violations and no retaliation We must report in good faith concerns about possible violations of law and this Code of Conduct to ATK. We may elect to remain anonymous when reporting a concern. Violations should be reported to a supervisor, a representative of the Ethics Committee, the local or Ethics Helpline, the Ethics website, or company legal counsel. If you request anonymity, you should say so when making an inquiry or report — we will keep these inquiries and reports confidential and anonymous to the extent possible. Complaints regarding our accounting, internal controls, auditing matters or a director's potential conflict of interest may be made anonymously to the Audit Committee. Complaints may be made through the Ethics Helpline or by email: boardofdirectors@atk.com. We will promptly investigate the reports and take appropriate corrective action to resolve compliance concerns, including disciplinary action and making disclosures to government authorities if warranted. We are required to cooperate in investigations and ATK prohibits retaliation against anyone who reports or helps resolve ethics and compliance concerns. We must: > Comply with the ATK Business Ethics Code of Conduct. > Raise questions and report violations. > Indicate when we want inquiries or reports to be anonymous. > Cooperate in investigations. > Know that retaliation will not be tolerated. > Report possible violations to: – Our supervisor. – The representative of the Ethics Committee. (The phone numbers and names are displayed on posters in each facility.) – The ATK Business Ethics and Conduct Helpline: Phone: 1-800-345-8594 (Caller ID is not used on the Helpline.) Web: www.atkethics.com “To see what is right and not do it is want of courage.” — Confucius

11 Employee and manager responsibilities We are required to conduct business in the highest ethical manner and in full compliance with federal, state, local, and foreign laws and regulations affecting our business. Responsibility for ATK’s integrity rests with each of us. ATK takes this code very seriously and holds directors, officers, and employees accountable for compliance with it. Those who violate the code will be subject to discipline, up to and including termination. Employee responsibilities > Develop a clear understanding of the position you hold with ATK and learn the compliance requirements, laws, regulations, and company policies that relate to your specific job function. > Complete the annual Ethics training and certify your completion and understanding of the information presented. > Ask questions of your manager if you are uncertain of company policy or when faced with an ethical dilemma. > Contact a manager or call the Ethics Helpline at 1-800-345-8594 with any question or to report a concern in good faith. You have the option to remain anonymous. Manager responsibilities > Develop a clear understanding of department ethics and compliance concerns and assure your staff is trained. > Complete the annual Ethics training, certify your attendance, and assure the attendance of all direct reports. > Ask questions of your management team or contact other departments with specific questions — such as Ethics and Compliance, Human Resources, Legal, Safety, Contracts, Environmental, Security, or Finance. > Model the standards of conduct for your employees and assist them with questions or concerns regarding company policy or ethical dilemmas. “An honorable defeat is better than a dishonorable victory.” — Millard Fillmore

12 Our values Our values capture the essence of who we are and the spirit that drives our work performance. They form the foundation for the way we conduct our business, make decisions, and treat others. > Ethical conduct We are committed to conducting business in an ethically and socially responsible manner. We expect all employees to fully comply with the 12 standards embodied in our Business Ethics Code of Conduct, which provides a framework for everything we do. > Safety We are committed to ensuring the safety of our employees in the workplace — and the safety of our neighbors in our communities. We work hard to make sure our facilities are in order, procedures are accurate, employees are trained, and attitudes are focused on safety. The ATK Safety Policy and our commitment to continuous improvement in workplace injury rates reflect our dedication to workplace and community safety. > Diversity We consider a diverse workforce to be essential to our success as well as an important social responsibility. We are a company that values and respects all people for who they are, for their differing opinions and viewpoints, and for the way they do things. > Environmental stewardship We believe that forward-looking, proper, and cost-effective stewardship of our air, land, and water resources is key to our long-term success. Our commitment is reflected in our environmental stewardship objectives that ensure that we conduct our business in an environmentally responsible manner. > Community involvement We consider it our duty and privilege to invest our human and capital resources in our communities because we recognize that the health of those communities is critical to our success. To fulfill this commitment, we encourage and support employee community volunteerism and sponsor a program that matches employee gifts to non-profit community organizations. > Excellence We are dedicated to excellence and continuous improvement in all that we do, whether it involves developing technologies, manufacturing products, or operating our business. A key strategy in our commitment to excellence is utilizing Lean Six Sigma techniques not only in manufacturing but also in all our business processes. > Corporate governance We have always believed that effective corporate governance is critical to maintaining trust and credibility with our investors. Our corporate governance guidelines provide us with a framework for principled leadership, responsible decision-making, monitoring financial performance, and compliance with legal requirements. “I hope I shall possess firmness and virtue enough to maintain what I consider the most enviable of all titles, the character of an honest man.” — George Washington

13 Where to go for help Questions after reading this booklet? There are several sources you may contact for help. We expect employees and others who support our work to ask questions, seek guidance, express concerns, and report any suspected violations of the established standard of business conduct. ATK will not tolerate retaliation against anyone who in good faith uses the resources of the Ethics and Compliance program for reporting concerns. All reports will be handled confidentially to the extent possible under the circumstances. You may choose to remain anonymous, though this may make it more difficult to follow up and ensure resolution. You should indicate whether you would like to remain anonymous when the concern is reported. ATK takes the Code of Conduct seriously and holds directors, officers, and employees accountable for compliance with it. Those who violate the Code will be subject to discipline, up to and including termination. Management Approach ATK supervisors or managers with ethical concerns or questions. ATK management might refer you to another resource but, under most circumstances, they should be your first point of contact. Ethics Committee members Ethics Committee members are ATK employees who serve as ethics resources. They have access to top management at the business unit and are responsible for advising ATK employees on ethical concerns and assisting them to resolve ethical dilemmas. Names and telephone numbers of Ethics Committee members are available on the corporate intranet site under Compliance/Business Ethics. Ethics Helpline The Ethics Helpline is also available to help address ethics questions and report concerns regarding possible misconduct. Phone: 1-800-345-8594 (Caller ID is not used on the Helpline.) Web: www.atkethics.com “To educate a man in mind and not in morals is to educate a menace to society.” — Theodore Roosevelt

S1420 (10/11) WE ARE COMMITTED TO BUSINESS ETHICS If you wish to report improper activities or unethical conduct — or simply ask a question — contact your manager or your local Ethics Committee, or call the 24/7 ATK Ethics Helpline at 1-800-345-8594. Inquiries may be made anonymously and retaliation is prohibited.